                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                              CIRCON CORPORATION

                                      AT

                               $18 NET PER SHARE

                                      BY

                             USS ACQUISITION CORP.

                         A WHOLLY OWNED SUBSIDIARY OF

                      UNITED STATES SURGICAL CORPORATION


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

       TIME, ON THURSDAY, AUGUST 29, 1996, UNLESS THE OFFER IS EXTENDED.



  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PURCHASER AND ITS AFFILIATES, WOULD REPRESENT 67% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (II) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("SECTION 203") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE
SECTION 14. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

                               ----------------

                     The Dealer Manager for the Offer is:

                             SALOMON BROTHERS INC

                               ----------------

August 2, 1996

                                   IMPORTANT

  THE PURCHASER IS CURRENTLY REVIEWING ITS OPTIONS WITH RESPECT TO THE OFFER AND MAY CONSIDER, AMONG OTHER THINGS, CHANGES TO THE MATERIAL TERMS OF THE OFFER. IN ADDITION, PARENT AND THE PURCHASER INTEND TO SEEK TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE ACQUISITION OF THE COMPANY BY PARENT OR THE PURCHASER. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER UPON ENTERING INTO A SECOND-STEP MERGER AGREEMENT WITH THE COMPANY OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO CASH, PARENT COMMON STOCK, OTHER SECURITIES AND/OR ANY COMBINATION THEREOF IN SUCH AMOUNTS AS ARE NEGOTIATED BY PARENT AND THE COMPANY.

  Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

  If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

  Questions and requests for assistance may be directed to Salomon Brothers Inc, the Dealer Manager, or to Kissel-Blake Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks and trust companies.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 INTRODUCTION............................................................    1
 THE TENDER OFFER........................................................    4
 SECTION  1. TERMS OF THE OFFER.........................................     4
 SECTION  2. PROCEDURES FOR TENDERING SHARES............................     5
 SECTION  3. WITHDRAWAL RIGHTS..........................................     8
 SECTION  4. ACCEPTANCE FOR PAYMENT AND PAYMENT.........................     9
 SECTION  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................    10
 SECTION  6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.............    11
 SECTION  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE
              ACT REGISTRATION; MARGIN REGULATIONS......................    11
 SECTION  8. CERTAIN INFORMATION CONCERNING THE COMPANY.................    12
 SECTION  9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER....    14
 SECTION 10. SOURCE AND AMOUNT OF FUNDS.................................    17
 SECTION 11. BACKGROUND OF THE OFFER....................................    19
 SECTION 12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY................    20
 SECTION 13. DIVIDENDS AND DISTRIBUTIONS................................    22
 SECTION 14. CERTAIN CONDITIONS OF THE OFFER............................    22
 SECTION 15. CERTAIN LEGAL MATTERS......................................    26
 SECTION 16. FEES AND EXPENSES..........................................    29
 SECTION 17. MISCELLANEOUS..............................................    29
 SCHEDULE I  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE
              PURCHASER.................................................   S-1
 SCHEDULE II TRANSACTIONS IN SHARES DURING THE PAST 60 DAYS BY PURCHASER
              AND PARENT................................................   S-3

To the Holders of Shares of Common Stock of CIRCON CORPORATION:

                                 INTRODUCTION

  USS Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of United States Surgical Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Circon Corporation, a Delaware corporation (the "Company"), at a price of $18 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Salomon Brothers Inc ("Salomon Brothers"), as Dealer Manager (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York, as Depositary (the "Depositary"), and Kissel-Blake Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  The purpose of the Offer and the Proposed Merger (as defined herein) is to acquire control of, and the entire equity interest in, the Company. Parent currently intends to propose and seek to have the Company consummate, as soon as practicable following the consummation of the Offer, a merger or similar business combination with the Purchaser (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares owned by the Purchaser or Parent and Shares owned by shareholders who perfect any available appraisal rights under the Delaware General Corporation Law (the "DGCL")), would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer and the Company would become a wholly owned subsidiary of Parent. See Sections 11 and 12.

  Parent intends to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for their approval.

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND THE RULES AND REGULATIONS THEREUNDER.

Certain Conditions to the Offer

  The Offer is subject to the fulfillment of a number of conditions including, without limitation, the following:

  MINIMUM CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 BELOW) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PURCHASER AND ITS AFFILIATES, WOULD REPRESENT 67% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). FOR PURPOSES OF THIS OFFER, "ON A FULLY DILUTED BASIS" MEANS, AS OF ANY DATE, THE NUMBER OF SHARES OUTSTANDING, TOGETHER WITH SHARES THAT THE

COMPANY IS THEN REQUIRED TO ISSUE PURSUANT TO OBLIGATIONS OUTSTANDING AT THAT DATE UNDER CONVERTIBLE SECURITIES, EMPLOYEE STOCK OPTIONS, WARRANTS OR BENEFIT PLANS OR OTHERWISE (ASSUMING ALL SUCH OPTIONS AND WARRANTS ARE THEN EXERCISABLE).

  As of the date of this Offer to Purchase, Parent beneficially owns 1,000,100 Shares (approximately 8% of the Shares outstanding). According to the Company's Proxy Statement, dated June 17, 1996, relating to the Company's 1996 Annual Meeting of Shareholders (the "Company Proxy Statement"), as of May 13, 1996, there were 12,588,677 Shares outstanding. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Company 10-K"), options to purchase 1,669,649 Shares were outstanding under the Company's stock option plans and warrants to purchase 228,767 Shares had been issued. Accordingly, based on this information, as of the date of this Offer to Purchase, there were 14,487,093 Shares outstanding on a fully diluted basis, assuming (i) that no Shares were issued (other than those reserved on December 31, 1995, for options and warrants then outstanding) or acquired by the Company after May 13, 1996, (ii) the exercise of all of the options and warrants outstanding as of December 31, 1995 and (iii) that as of the date of this Offer to Purchase there are no other obligations to issue Shares. Based on the foregoing information and assumptions, the Minimum Condition would be satisfied if at least 8,706,253 Shares are validly tendered pursuant to the Offer and not withdrawn. However, the Minimum Condition will depend on the facts as they exist on the date on which Shares are purchased pursuant to this Offer to Purchase.

  If the Minimum Condition is satisfied and the Offer is consummated, the Purchaser believes that it would beneficially own slightly in excess of 85% of the Shares outstanding (excluding 1,418,142 Shares owned as of May 13, 1996 by persons who are directors and also officers of the Company as reported in the Company Proxy Statement) at the time the Offer commenced (based on 12,588,677 Shares outstanding as of May 13, 1996, assuming that no Shares have been issued since May 13, 1996, and assuming no Shares have been purchased or sold since that date by persons who are directors and also officers of the Company), and, accordingly, based on such information and assumptions, the Business Combination Condition would be satisfied. However, based on the actual facts and circumstances, it is possible that even if the Minimum Condition is satisfied the Business Combination Condition may not be satisfied. See "Business Combination Condition" below and Section 14.

  BUSINESS COMBINATION CONDITION. THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 203 OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER (THE "BUSINESS COMBINATION CONDITION"). THE PROVISIONS OF SECTION 203 ARE DESCRIBED MORE FULLY IN SECTION 15.

  Section 203, in general, prohibits a Delaware corporation such as the Company from engaging in a Business Combination (as defined in Section 15) with an Interested Stockholder (as defined in Section 15) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date that such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. See Section 15.

  The Purchaser is hereby requesting that the Company's Board of Directors adopt a resolution approving the Offer and the Proposed Merger for purposes of
Section 203. However, there can be no assurance that the Board of Directors of the Company will do so.

  If the Purchaser purchases 8,706,253 Shares pursuant to the Offer (assuming no Shares have been issued since May 13, 1996 and assuming no Shares have been purchased or sold by persons who are directors and also officers of the Company since such date), the Purchaser believes that it would beneficially own at least 85% of the Shares outstanding at the time the Offer commenced (excluding 1,418,142 shares owned as of May 13, 1996 by persons who are directors and also officers of the Company, as reported in the Company Proxy Statement) and the Business Combination Condition would be satisfied. However, there can be no assurance as to whether any Shares have been issued since May 13, 1996 or as to whether Shares have been purchased or sold by persons who are directors and also officers of the Company since that date and, to the extent that Shares have been issued since such date or shares have been purchased or sold by persons who are directors and also officers of the Company since that date, the purchase of 8,706,253 Shares by the Purchaser pursuant to the Offer may not result in the Business Combination Condition being satisfied. Based on the actual facts and circumstances, it is possible that the Business Combination Condition may not be satisfied even if the Minimum Condition is satisfied.

  Certain other conditions to the Offer are described in Section 14. The Purchaser expressly re-serves the right, in its sole discretion, to waive any one or more of the conditions to the Offer. See Sections 14 and 15. The Offer is not conditioned on the receipt of financing.

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, August 29, 1996, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION, THE BUSINESS COMBINATION CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 14. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

  Subject to the applicable rules and regulations of the Securities Exchange Commission (the "Commission"), the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension and delay to the Depositary and (b) waive any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 3. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date, (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

  The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 14. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3.

  The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except in order to comply with applicable law), any Shares upon the occurrence of any of the events specified in Section 14 without extending the period of time during which the Offer is open.

  If the Purchaser makes a material change in the terms of the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders and investor response.

  Requests are being made to the Company pursuant to Rule 14d-5 of the Exchange Act and Section 220 of the DGCL for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

2. PROCEDURES FOR TENDERING SHARES

  Valid Tender. For a shareholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depositary Trust Company and The Philadelphia Depositary Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase.

Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the Share Certificates, representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 1, 1996 (the "Applicable Date"). All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

  Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer or the Proposed Merger, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and the payment of cash to such shareholder pursuant to the Offer or the Proposed Merger may be subject to backup withholding of 31% of the amount of such payment. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 30, 1996 (or such later date as may apply in case the Offer is extended).

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not withdrawn promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section
15. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Dealer Manager, the Depositary and the Information Agent.

  If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange
Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Proposed Merger and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Proposed Merger, as the case may be.

  If Shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum federal marginal tax rate of 35%.

  THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX
LAWS) OF THE OFFER AND THE PROPOSED MERGER.

6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

  The Shares are listed and traded on The Nasdaq National Market ("Nasdaq") under the symbol CCON. According to the Company 10-K, as of December 31, 1995, the Shares were held by approximately 1,237 holders of record. The following table sets forth the high and low sales prices per Share as reported on the Dow Jones Historical Stock Quote Reporter Service. According to the Company 10-K and the Company 10-Qs (as defined herein), the Company has not paid dividends on the Shares during the periods covered.

                                                                    HIGH     LOW
                                                                   ------   ------
      1994:
        First quarter............................................. 14 1/4   11
        Second quarter............................................ 13 3/4    8 3/4
        Third quarter............................................. 13 3/4    8 1/2
        Fourth quarter............................................ 13 3/4   10 3/4
      1995:
        First quarter............................................. 19 1/2   11
        Second quarter............................................ 24 1/4   15 1/2
        Third quarter............................................. 21 3/4   16 3/4
        Fourth quarter............................................ 23 1/2   17 1/2
      1996:
        First quarter............................................. 20 1/4   10 3/4
        Second quarter............................................ 15 5/8   10 3/4
        Third quarter (through August 1).......................... 13        8 5/8

  On August 1, 1996, the last full trading day before commencement of the Offer, the closing sale price for the Shares was $12 1/8 per share. The Offer Price of $18 per Share represents a premium of 83% over the average closing sale price for the Shares over the ten trading day period ended on August 1, 1996. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
   REGISTRATION; MARGIN REGULATIONS

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq, which require that an issuer have at least 200,000 publicly held shares with a market value of $1 million, and have net tangible assets of at least $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists." However, if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if there are not at least two market makers for the Shares, NASD rules provide that the securities would no longer be "qualified" for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10 percent of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the NASD requirements for continued inclusion in any tier of the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are no longer included in any tier of the Nasdaq Stock Market, the market for Shares could be adversely affected.

  In the event the Shares no longer meet the requirements of the NASD for inclusion in any tier of the Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Shares is not terminated prior to the Proposed Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Proposed Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Delaware corporation with its principal offices at 6500 Hollister Avenue, Santa Barbara, California 93117. According to the Company 10-K, on August 28, 1995 the Company completed a merger with Cabot Medical Corporation ("Cabot"), creating the largest U.S. publicly-traded minimally invasive surgery company in the fields of urology and gynecology.

  According to the Company 10-K, the Company designs, manufactures and markets medical endoscope and electrosurgery systems for diagnosis and minimally invasive surgery. According to the Company 10-K, the Company's systems are used for a growing number of medical specialties, including urology, arthroscopy, laparoscopy, gynecology, thoracoscopy and plastic surgery. According to the Company 10-K, the Company also designs, assembles and markets miniature color video systems used with endoscope systems.

  According to the Company 10-K, Cabot designs, manufactures and markets medical devices, ureteral stents, urological diagnostic equipment, related products and systems principally for use in general surgery and gynecological diagnosis and surgery.

  Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company 10-K and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and 1996 (the "Company 10-Qs"). More comprehensive financial information is included in the Company 10-K, the Company 10-Qs and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such information. The Company 10-K, the Company 10-Qs and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                              CIRCON CORPORATION

                        SELECTED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

CIRCON CORPORATION AND SUBSIDIARIES

                               THREE MONTHS ENDED      FISCAL YEAR ENDED
                                   MARCH 31,             DECEMBER 31,
                               -----------------------------------------------
                                 1996      1995    1995(1)     1994   1993(2)
                               --------- ------------------  -------- --------
INCOME STATEMENT DATA:
Net Sales....................  $  39,962 $ 37,921 $ 160,447  $157,041 $156,861
Gross Profit.................     22,198   20,523    83,640    88,569   80,972
Operating Income (Loss)......      3,578    2,063     3,820    13,753   (1,454)
Net Income (Loss)............      1,659      621    (5,393)    6,509   (6,212)
Net Income (Loss) per Share..       0.13     0.05     (0.41)     0.51    (0.50)
Weighted Average Shares
 Outstanding.................     13,114   12,778    13,237    12,738   12,418
BALANCE SHEET DATA:
Total Assets.................  $ 168,921       *  $ 181,399  $184,129 $177,301
Total Debt...................     59,509       *     72,292    73,483   74,184
Total Shareholders' Equity...     89,502       *     87,172    86,965   81,768

- --------
No cash dividends have been paid during the periods presented.

(1) In connection with the merger of the Company and Cabot, $13,369 (pre-tax) of merger costs and non-recurring combination expenses were incurred and charged to expense in the third quarter of 1995. These costs include $8,433 associated with the elimination of duplicative, excess, and obsolete inventories and related production equipment, and reorganizing and cross training the sales force, and $4,936 of fees and other expenses specifically associated with the merger process.
(2) During 1993, in response to anticipated changes in the health care industry caused by proposed health care reform legislation, both the Company and Cabot recorded special charges. This included $6,521 charged to cost of sales for write-down of inventory related to product restructuring, and $4,867 charged to operating expense, consisting of 1) $2,034 write-off of salesmen's demonstration equipment and 2) $2,833 for organization streamlining and facility rationalization program including severance, relocation, disposal costs and other related charges.

 * Information has not been restated by the Company for the applicable period to reflect the merger of the Company and Cabot.

  Recent Developments. On July 22, 1996, the Company announced its results for the three month period ended on June 30, 1996. According to the Company's announcement, for the six month period ended June 30, 1996, the Company's sales totaled $77 million, compared with $79.8 million for the same period in 1995, and the Company's gross profit was $42.9 million, compared with $43 million for the same period in 1995. For the three month period ended June 30, 1996, the Company's sales totaled $37 million, compared with $41.8 million for the same period in 1995, and the Company's gross profit was $20.7 million, compared with $22.5 million for the same period in 1995.

  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549.

  Company Information. The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

  Parent is a Delaware corporation primarily engaged in developing, manufacturing and marketing a proprietary line of technologically advanced surgical wound management products to hospitals throughout the world. Parent currently operates domestically and internationally through subsidiaries, divisions and distributors.

  Parent is a leading multinational developer, manufacturer and marketer of innovative surgical wound closure products. In this category, principal products consist of a series of surgical stapling instruments (both disposable and reusable), disposable surgical clip appliers and disposable loading units
(DLUs) for use with stapling instruments. The instruments are an alternative to manual suturing techniques utilizing needle/suture combinations and enable surgeons to reduce blood loss, tissue trauma and operating time while joining internal tissue, reconstructing or sealing off organs, removing diseased tissue, occluding blood vessels and closing skin, either with titanium, stainless steel, or proprietary absorbable copolymer staples or with titanium, stainless steel, or proprietary absorbable copolymer clips. Surgical stapling also makes possible several surgical procedures which cannot be achieved with surgical needles and suturing materials. The disposable instruments and DLUs are expended after a single use or, in the case of reloadable disposable instruments, after a single surgical procedure.

  Parent is a leading manufacturer and marketer of specialized wound management products designed for use in the field of minimally invasive surgery. This surgical technique (also referred to as laparoscopic or endoscopic surgery) requires incisions of up to one half inch through which various procedures are performed using laparoscopic instruments and optical devices, known as laparoscope or endoscopes, for viewing inside the body cavity. Laparoscopy generally provides patients with significant reductions in post-operative hospital stay, pain, recuperative time and hospital costs, with improved cosmetic results, and with the ability to return to work and normal life in a shorter time frame. Parent has developed and markets disposable surgical clip appliers and stapling instruments designed for laparoscopic uses in a variety of sizes and configurations. Parent's products in this area also include trocars, which provide entry ports to the body in laparoscopic surgery, and a line of instruments which allows the surgeon to see, cut, clamp, retract, suction, irrigate or otherwise manipulate tissue during a laparoscopic procedure. Parent also designs and markets laparoscopes. Application for minimally invasive surgery currently include cholecystectomy (gall bladder removal), hysterectomy, hernia repair, bladder suspension for urinary stress incontinence, anti-reflux procedures for correction of heartburn, and various forms of bowel, stomach, gynecologic, urologic, and thoracic (chest) surgery. Parent believes that laparoscopy can also be used effectively in many other surgical procedures.

  Parent offers certain of its products in both disposable and reusable versions. Disposable instruments reduce the user's capital investment, eliminate the risks and costs associated with maintenance, sterilizing and repair of reusable instruments, and provide the surgeon with a new sterile instrument for each procedure, offering more efficacious and safer practice for both patients and operating room personnel. Reusable instruments provide an alternative for surgeons and hospitals preferring this approach.

  Parent also manufactures and markets a line of sutures products, which was introduced in 1991. Parent believes that sutures, which represent a major portion of the wound closure market, are a natural complement to its other wound management products.

  Parent has taken steps to diversify beyond the general surgery market and explore new growth areas in surgery where it can utilize its manufacturing expertise, research and development experience and the skills of its sales force. To this end, Parent is building a line of surgical specialty instrumentation and technology for cardiovascular, oncological, urological and orthopedic procedures. Parent believes that minimally invasive instrumentation and more advanced techniques can be applied to these specialty practices. Parent plans to obtain such technologies through internal research and development and by acquiring, investing in, or creating alliances with, other firms or persons who have developed such technology.

  The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent which to date has not conducted any business other than in connection with the Offer and the Proposed Merger. The principal executive offices of Parent and the Purchaser are located at 150 Glover Avenue, Norwalk, Connecticut 06856.

  Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from the information contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Parent 10-K") and Parent's Quarterly Reports on Form 10-Q for the three month periods ended June 30, 1995 and 1996 (the "Parent 10-Qs"). More comprehensive financial information is included in the complete financial statements of Parent contained in the Parent 10-K and the Parent 10-Qs on file with the Commission, and such financial statements are incorporated herein by reference.

                      UNITED STATES SURGICAL CORPORATION

                        SELECTED FINANCIAL INFORMATION

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           SIX MONTHS ENDED           FISCAL YEAR ENDED
                               JUNE 30,                  DECEMBER 31,
                         --------------------- --------------------------------
                            1996       1995     1995(1)    1994(2)    1993(3)
                         ---------- ---------- ---------- ---------- ----------
INCOME STATEMENT DATA:
 Net Sales.............. $  549,600 $  504,200 $1,022,300 $  918,700 $1,037,200
 Income (loss) before
  income taxes..........     62,400     43,500     89,800     32,700   (137,400)
 Net income (loss)......     48,100     33,500     79,200     19,200   (138,700)
 Net income (loss) per
  common share and
  common share
  equivalent (primary
  and fully diluted)....      $0.66      $0.42      $1.05       $.08     $(2.48)
 Average number of
  common shares and
  common share
  equivalents
  outstanding...........     58,100     56,900     57,000     56,600     56,000
 Dividends declared per
  common share..........       $.04       $.04       $.08       $.08      $.245
BALANCE SHEET DATA:
 Total assets........... $1,373,700 $1,114,000 $1,265,500 $1,103,500 $1,170,500
 Long-term debt.........    150,700    199,500    256,500    248,500    505,300
 Stockholders'
  equity(4).............    942,500    698,500    741,100    662,000    443,900

- --------
(1) In the third quarter of 1995, Parent reached an agreement with respect to the settlement of all issues raised by the Internal Revenue Service in the examination of the Parent's income tax returns for the years 1984 through 1990. As a result of the agreement, Parent recognized a net credit to the tax provisions of $10 million ($.18 per common share) in the third quarter of 1995.
(2) In the fourth quarter of 1994, Parent signed a letter of intent to purchase certain assets of its independent distributor in Japan, which included inventory of Parent's products purchased by the independent distributor but not yet sold to third parties at December 31, 1994. Sales and Net Income were reduced by $17 million and $8 million ($.14 per common share), respectively, in anticipation of the pending reacquisition of these products and valuing these products at the Parent's cost.
(3) Income (loss) before income taxes and net income (loss) for 1993 include restructuring charges of $137.6 million and $129.6 million ($2.31 per share), respectively.
(4) Included in Stockholders' equity in 1996, 1995 and 1994 is $191.5 million of convertible preferred stock which has liquidation value of $200.0 million.

  Available Information. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters.
Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission and on-line through EDGAR in the same manner as is set forth with respect to the Company in Section 8.

  Contacts, etc. with the Company. Schedule II hereto sets forth transactions in the Shares effected during the past 60 days by Parent and its affiliates. Except as set forth in this Offer to Purchase and Schedule II hereto, none of Parent or the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of Parent, the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

  Except as set forth in this Offer to Purchase, none of Parent or the Purchaser, or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or the Purchaser, or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

  Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or the Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

10. SOURCE AND AMOUNT OF FUNDS

  The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Proposed Merger is estimated to be approximately $250 million. The Purchaser plans to obtain all funds needed for the Offer and the Proposed Merger through a capital contribution or loan from Parent. Certain covenants in agreements relating to outstanding debt of the Company could require prepayment by the Company of such debt in the event the Offer is consummated. In such event, the Purchaser would intend to negotiate waivers of such covenants or to refinance such debt.

  Parent plans to obtain the funds for such capital contribution or loan from its available cash and working capital and pursuant to one or more credit facilities as described below.

  Parent has entered into a commitment letter (the "Commitment Letter"), dated July 30, 1996, among Parent, J.P. Morgan Securities Inc., BA Securities Inc., The Bank of New York and NationsBank Capital Markets, Inc. (collectively, the "Arrangers") to provide Parent and the Purchaser with a credit facility (the "New Credit Facility"). The New Credit Facility will provide for up to $175 million in borrowings in addition to Parent's existing $325 million credit facility which is described below. The commitment of the banks pursuant to the Commitment Letter is subject to negotiation and execution of a definitive credit agreement with respect to the New Credit Facility and related documents. The Commitment Letter is subject to certain specified conditions including, among other things (i) satisfactory completion of due diligence;
(ii) the absence of adverse changes in the relevant markets or in the regulatory environment that in the judgment of the Arrangers are likely to materially and adversely affect the syndication of the New Credit Facility; and (iii) the absence of adverse changes in the financial condition, business, assets or results of operations of Parent or the business to be acquired by Parent. The Commitment Letter terminates on November 27, 1996, unless extended.

  The final maturity of the New Credit Facility will be January 5, 2001. The definitive credit documentation is expected to have terms generally similar to those of the Credit Agreement (as defined herein). The New Credit Facility is expected to provide Parent with a choice of interest rates based upon the CD rate, the prime rate, or the London Interbank Offered Rate ("LIBOR"), for U.S. dollar borrowings. Prime rate loans are expected to bear interest at the higher of the prime rate as established by NationsBank, N.A. and the sum of the federal funds rate plus .5%. The actual interest charges paid by the Company for LIBOR and CD rate loans are expected to be determined by a pricing schedule which will consider the ratio of consolidated debt at each calendar quarter end to consolidated earnings before interest, taxes, depreciation and amortization for the trailing twelve months. It is expected that the initial borrowings will be LIBOR borrowings, and the initial interest rate under the New Credit Facility will be approximately 6.112%.

  Parent has entered into the Commitment Letter in order to obtain funds to be used to purchase shares in the Offer. In addition to the funds to be borrowed pursuant to the New Credit Facility, Parent will obtain the funds to be contributed or loaned to Purchaser from its available cash and working capital and pursuant to its existing credit agreement (the "Credit Agreement"), dated as of December 20, 1995, among Parent, certain of Parent's subsidiaries, NationsBank, N.A., as Administrative Agent, The Bank of New York, as Yen Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, and the signatory banks thereto. The Credit Agreement provides for up to $325 million in borrowings, and as of July 30, 1996, $25 million in borrowings were outstanding. The Credit Agreement provides Parent with a choice of interest rates based upon the CD rate, the prime rate, or the LIBOR, for U.S. dollar borrowings. Prime rate loans bear interest at the higher of the prime rate as established by NationsBank, N.A. and the sum of the federal funds rate plus .5%. The actual interest charges paid by the Company for LIBOR and CD rate loans are determined by a pricing schedule which considers the ratio of consolidated debt at each calendar quarter end to consolidated earnings before interest, taxes, depreciation and amortization for the trailing twelve months. Additional borrowings under the Credit Agreement are subject to the satisfaction of certain conditions contained therein. Parent expects that future borrowings under the Credit Agreement will be LIBOR based. Under the Credit Agreement, the interest rate at August 1, 1996 for a three month LIBOR borrowing would be 5.987%. Parent is also subject to facility fees (ranging from 15 to 35 basis points per annum). The Credit Agreement includes representations and warranties, covenants, events of default and other terms customary to financings of that type.

  Copies of the Commitment Letter and the Credit Agreement are filed as Exhibits (b)(1) and (b)(2) to the Schedule 14D-1 and are incorporated herein by reference.

  It is anticipated that the indebtedness incurred by Parent under such loans will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Proposed Merger, if consummated, dividends paid by the Company and its subsidiaries), through additional borrowings, through application of proceeds of dispositions or through a combination of two or more such sources. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

11. BACKGROUND OF THE OFFER

  During the winter of 1994-1995, Leon C. Hirsch, Chairman, President and Chief Executive Officer of Parent met with Richard A. Auhll, Chairman, President and Chief Executive Officer of the Company. Mr. Hirsch expressed an interest in exploring a possible acquisition of the Company by Parent. Mr. Auhll indicated that he was not interested in exploring such a transaction.

  During the spring of 1995, Parent held preliminary discussions concerning the possible acquisition of a company which was later acquired by the Company.

  During July and August 1996, Parent acquired 1,000,100 Shares (approximately 8% of the Shares outstanding) in open market transactions. See Schedule II.

  On August 1, 1996, Mr. Hirsch telephoned Mr. Auhll to advise him, among other things, of the commencement of the Offer.

  On August 1, 1996, Mr. Hirsch sent the following letter to Mr. Auhll:

Dear Richard:

  I am glad I had the opportunity to discuss with you the prospect of combining U.S. Surgical and Circon prior to releasing our tender offer tomorrow. I believe everybody will be best served if we can promptly sit down together to discuss this prospect.

  We at U.S. Surgical have been carefully looking at the advantages of a merger of Circon and U.S. Surgical. We have concluded that the combination of our businesses will provide significant benefits to both companies and respective shareholders. We sincerely believe the clear business logic of combining our operations should not be ignored.

  Our cash offer of $18/share, which represents a premium of 83% over the average closing price of Circon common stock during the last ten trading days, is a price your shareholders should find extremely attractive.

  The synergies between our two companies are obvious, particularly in the sales and marketing area. Our market presence, with over $500 million in laparoscopic sales, should prove to be a tremendous asset in marketing your products through your sales organization.

  I think another big plus is that U.S. Surgical is a worldwide company with approximately 50% of its sales outside the United States. Our international strength can significantly increase Circon's international sales, which are now less than 20% of your total. In addition, our extensive professional, training, education and marketing infrastructure can bolster Circon's efforts with its customers and add opportunities for its employees.

  Together, we can increase our capabilities to better serve our respective customer bases as they seek more cost-effective, one-stop purchasing of advanced medical products.

  We hope that you and your Board will share our enthusiasm for this merger and the benefits U.S. Surgical's offer provide for both your company and all its shareholders. We look forward to your response.

Leon C. Hirsch

  On August 2, 1996 the Purchaser commenced the Offer.

12.PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

  Purpose. The purpose of the Offer and the Proposed Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Parent currently intends to propose and seek to consummate, as soon as practicable following the consummation of the Offer, the Proposed Merger. The purpose of the Proposed Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding Share (other than Shares owned by Parent or any of its subsidiaries and Shares owned by shareholders who perfect any available dissenters' rights they may have under the DGCL) would be converted into the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer. Although it is the Purchaser's current intention to propose and seek to enter into a definitive merger agreement with the Company with respect to the Proposed Merger and to consummate the Proposed Merger as promptly as practicable, there can be no assurance that the Proposed Merger will be consummated or, if consummated, of the timing or terms thereof. Consummation of the Proposed Merger will require the adoption of a resolution by the Company's board of directors approving the Proposed Merger and the affirmative vote of the holders of a majority of the outstanding Shares. Alternatively, if the Purchaser purchases 90% or more of the Shares, the Proposed Merger could be consummated without the approval of the shareholders through a Short-Form Merger (described below under "The Proposed Merger").

  Plans for the Company. Based upon publicly available information, Parent believes that significant operating and sales synergies may be achievable by the combined entity, which could include both increases in sales and margins and reduced expenses. If and to the extent that the Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, Parent and the Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, corporate structure, Certificate of Incorporation, By-laws, capitalization, management or dividend policy.

  Except as described in this Offer to Purchase, Parent and the Purchaser have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's present capitalization, dividend policy, corporate structure or business or any material changes or reductions in the composition of its management or personnel.

  The Proposed Merger. In general, under the DGCL, the Proposed Merger requires the approval of the Company's Board of Directors and the approval by the holders of a majority of the outstanding Shares.

  Accordingly, if the Purchaser acquires more than a majority of the outstanding Shares and the Company's Board of Directors approves the Proposed Merger, the Purchaser would have the voting power to approve the Proposed Merger without the vote of any other shareholders and could effect the Proposed Merger by so voting.

  Further, the DGCL would permit the Proposed Merger to occur without a vote of the Company's shareholders (a "Short-Form Merger") only if the Purchaser were to acquire at least 90% of the outstanding shares in the Offer. Accordingly, if the Purchaser owns 90% or more of the outstanding Shares after consummation of the Offer, a Short-Form Merger could be effected by the Purchaser without the approval of the Company's shareholders or Board of Directors.

  If, following the consummation of the Offer, the members of the Company's Board of Directors in office at such time were to refuse to approve the Proposed Merger (or any other transaction or corporate action proposed by the Purchaser that required the approval of the Company's Board of Directors), the Purchaser, in order to consummate the Proposed Merger (or any such other transaction or corporate action), would first have to replace at least a majority of the Company's Board of Directors with its own nominees. As a result of the classified board provisions contained in the Company's Certificate of Incorporation, at least two annual meetings of the Company's stockholders could be required to enable nominees of the Purchaser to comprise a majority of the Company's Board of Directors.

  Neither Parent nor the Purchaser can give any assurance as to whether, as a result of information hereafter obtained by either Parent or the Purchaser, changes in general economic or market conditions or in the business of the Company, or other presently unforeseen factors, the Proposed Merger will be submitted to the Company's shareholders or whether the Proposed Merger will be delayed or abandoned. Whether or not the Proposed Merger is consummated, Parent and the Purchaser reserve the right to acquire additional Shares following the expiration of the Offer through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by Parent and the Purchaser.

  Dissenters' Rights. Each shareholder of record (as of the date fixed for determining shareholders entitled to notice of the meeting of shareholders of the Company at which the Proposed Merger is to be submitted or, if the Proposed Merger is not subject to a vote of shareholders, the date on which an agreement of merger with respect to the Proposed Merger is adopted by the Board of Directors of the Company) will have the right to receive fair cash value for such shareholder's Shares if such shareholder objects to the Proposed Merger and otherwise properly exercises such shareholder's dissenters' rights and the Proposed Merger is consummated. If the statutory procedures for exercising or perfecting dissenters' rights are complied with in accordance with the DGCL, then a judicial determination will be made as to the fair cash value required to be paid to the dissenting shareholders for their Shares. Any such judicial determination of fair cash value would be based on the amount that a willing seller, under no compulsion to sell, would be willing to accept, and a willing buyer, under no compulsion to purchase, would be willing to pay (excluding any appreciation or depreciation in the market value resulting from the Proposed Merger), and the value so determined could be more or less than the price per share to be paid in the Offer or the Proposed Merger.

  From the time written demand for payment of the fair cash value is given until either the termination of the rights and obligations arising from such demand or the purchase of the Shares related thereto by the Company, all rights accruing to the objecting shareholder, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on Shares during the suspension, an amount equal to the dividend or distribution which would have been payable on the Shares, but for such suspension, shall be paid to the holder of record of the Shares as a credit against the fair cash value of the Shares. If the right to receive the fair cash value is terminated otherwise than by the purchase of the Shares by the Company, all rights will be restored to the objecting shareholder and any distribution that would have been made to the holder of record of the Shares, but for the suspension, will be made at the time of such termination.

  The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the DGCL.

  "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Proposed Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Proposed Merger or other business combination or (ii) the Proposed Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Proposed Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

13.DIVIDENDS AND DISTRIBUTIONS

  If, on or after the Applicable Date (August 1, 1996), the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under option or subject to warrants prior to the Applicable Date, in accordance with the terms of such options or warrants as publicly disclosed prior to the Applicable Date), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after the Applicable Date, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer, unless (1) the Minimum Condition shall have been satisfied, (2) the Business Combination Condition shall have been satisfied and (3) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the Applicable Date, and before the acceptance of such Shares for payment or, subject to any applicable rules and regulations of the Commission, the payment therefor, any of the following events or facts shall have occurred:

    (a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, before any court or Governmental Entity, (i)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws and the DGCL, in connection with, the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser, Parent or any other affiliate of Parent or the consummation by the Purchaser, Parent or any other affiliate of Parent of a merger or other similar business combination with the Company, (B) seeking to obtain, or which is reasonably likely to result in, material damages or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination, (ii) seeking to, or which is reasonably likely to, prohibit the ownership or operation by the Purchaser, Parent or any other affiliate of Parent of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, Parent or any other affiliate of Parent or to compel the Purchaser, Parent or any other affiliate of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser, Parent or any other affiliate of Parent or seeking to impose, or which is reasonably likely to result in, any limitation on the ability of the Purchaser, Parent or any other affiliate of Parent to conduct such business or own such assets, (iii) seeking to, or which is reasonably likely to, impose limitations on the ability of the Purchaser, Parent or any other affiliate of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser, Parent or any other affiliate of Parent on all matters properly presented to the Company's shareholders, (iv) seeking to, or which is reasonably likely to, require divestiture by the Purchaser, Parent or any other affiliate of Parent of any Shares, (v) seeking, or which is reasonably likely to result in, any material diminution in the benefits expected to be derived by the Purchaser, Parent or any other affiliate of Parent as a result of the transactions contemplated by the Offer or any merger or other similar business combination with the Company, (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Company or any of its subsidiaries or the Purchaser, Parent or any other affiliate of Parent or the value of the Shares or (vii) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

    (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, Parent or any other affiliate of Parent or the Company or any of its subsidiaries or (ii) the Offer or any merger or other similar business combination by the Purchaser, Parent or any other affiliate of Parent with the Company, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

    (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, Parent or any other affiliate of Parent;

    (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Purchaser, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchaser, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (e) the Company or any of its subsidiaries shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under options or subject to warrants prior to the Applicable Date in accordance with the terms of such options or warrants as publicly disclosed prior to the Applicable Date), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that in the sole judgment of the Purchaser could adversely affect either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, Parent or any other affiliate of Parent, (ix) entered into any employment, severance or similar agreement, arrangement or plan with or for the benefit of any of its employees other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to the employees as a result of or in connection with the transactions contemplated by the Offer, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the Applicable Date, (xi) amended, or authorized or proposed any amendment to, its Certificate of Incorporation or its By-laws, or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the Applicable Date or (xii) otherwise acted out of the ordinary course of business, consistent with past practice;

    (f) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to the Applicable Date, (ii) any such person, entity or group that prior to the Applicable Date, had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares),
  (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company;

    (g) the Purchaser shall become aware (i) that any contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case with or without notice or the lapse of time or both as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger or any other business combination involving the Company, which, in the aggregate, would be material, (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that has or may have, in the aggregate, a material adverse effect on (x) the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, management, key personnel, licenses, franchises, results of operations or prospects of the Company or any of its subsidiaries (including, but not limited to, any event of default that may result from the consummation of the Offer, the acquisition of control of the Company or any of its subsidiaries or the Proposed Merger or any other business combination involving the Company) or (y) the value of the Shares in the hands of Parent, the Purchaser or any of their respective affiliates or (z) the consummation by Parent, the Purchaser or any of their respective affiliates of the Offer and the Proposed Merger or any other business combination involving the Company or (iii) that any report, document or instrument of the Company or any of its subsidiaries filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading or that the Company or any of its subsidiaries shall have failed to file any such report, document or instrument;

    (h) any approval, permit, authorization, favorable review or consent of any Governmental Entity (including those described or referred to in Section 15) shall not have been obtained on terms satisfactory to the Purchaser in its sole discretion; or

    (i) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or the Purchaser, Parent or any other affiliate of Parent shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company; which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser, Parent or any other affiliate of Parent) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

15. CERTAIN LEGAL MATTERS

  General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Proposed Merger or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

  Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Parent filed a Notification and Report Form with respect to the Offer and the Proposed Merger on August 2, 1996.

  Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on August 17, 1996 unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Proposed Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  Section 203 of the DGCL. Section 203, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  Under Section 203, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person becomes an Interested Stockholder; or (d) a stockholder becomes an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder.

  Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments) or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  PURSUANT TO THE BUSINESS COMBINATION CONDITION, THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 203 OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER. SEE "INTRODUCTION--CERTAIN CONDITIONS TO THE OFFER".

  Other State Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of shareholders in Indiana and are incorporated there. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Proposed Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

16. FEES AND EXPENSES

  Salomon Brothers is acting as Dealer Manager in connection with the Offer and serving as financial advisor to the Purchaser and Parent in connection with the proposed acquisition of the Company. As compensation for such services, Parent has agreed to pay Salomon Brothers an initial fee of $750,000, payable upon commencement of the Offer. In addition, Parent has also agreed to pay Salomon Brothers a fee of $2,500,000 (less any fees theretofore paid) contingent upon consummation of the acquisition by merger, tender offer or otherwise by Parent of the Company or the purchase by Parent of all or substantially all of the assets, or more than 50% of the equity securities, of the Company (collectively, "Acquisition Transaction"). If no Acquisition Transaction is consummated, Parent has agreed to pay Salomon Brothers a fee (in addition to the initial $750,000 fee) equal to 11.1% of the sum of the aggregate profit received by Parent from sales of Shares owned by Parent plus any "break-up," termination, expense reimbursement or similar fees or payments received by Parent, but in no event in excess of an additional $1 million. In addition, Parent has agreed to reimburse Salomon Brothers for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees and disbursements of its counsel, incurred in connection with the Offer and the Proposed Merger or otherwise arising out of Salomon Brothers' engagement, and has also agreed to indemnify Salomon Brothers (and certain affiliated persons) against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws. Salomon Brothers also acted as the Parent's agent for the acquisition in the open market of Shares prior to the date hereof, for which it received customary fees, and has rendered, and may from time to time in the future render, various investment banking services to Parent and its affiliates, for which it has received and is expected to receive customary fees.

  Kissel-Blake Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

  First Chicago Trust Company of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

  Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  THE PURCHASER AND PARENT HAVE FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE 14D-1 (THE "SCHEDULE 14D-1") PURSUANT TO RULE 14D-3 UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THE OFFER, AND MAY FILE AMENDMENTS THERETO. SUCH
SCHEDULE 14D-1 AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE INSPECTED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN SECTION 8 WITH RESPECT TO THE COMPANY (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE COMMISSION).

                                          USS ACQUISITION CORP.

AUGUST 2, 1996

                                                                     SCHEDULE I

         DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

  Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Except as otherwise noted, the business address of each such person is 150 Glover Avenue, Norwalk, Connecticut 06856, and, except as otherwise noted, each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of Parent has been employed in his or her present principal occupation listed below during the last five years. Directors of Parent are indicated by an asterisk.



                                      PRINCIPAL OCCUPATION OR EMPLOYMENT,
   NAME                                   5-YEAR EMPLOYMENT HISTORY
   ----                              -----------------------------------
Julie K. Blake*..............  1992-1994, Executive Vice President and Chief
                               Operating Officer, Flavin, Blake & Co., Inc.;
                               Vice President, J.P. Morgan & Co. Incorporated,
                               1970-1992.

John A. Bogardus, Jr.*.......  Director, Alexander & Alexander Services Inc.,
                               insurance brokerage and financial services
                               firm, New York, N.Y., from 1988 to May 1995;
                               prior thereto, its Chairman of the Board and
                               Director since 1987; prior thereto, its
                               Chairman of the Board, Chief Executive Officer
                               and Director.

Thomas R. Bremer*............  Senior Vice President and General Counsel since
                               January 1, 1994 of Parent; Vice President and
                               General Counsel since 1989; prior thereto,
                               General Counsel since 1988.

Peter Burtscher..............  Mr. Burtscher is Group Vice President of
                               Parent. He has held such position since 1993.
                               Mr. Burtscher is a citizen of Austria.

Leon C. Hirsch*..............  Chairman of the Board and Chief Executive
                               Officer since July 1996; prior thereto,
                               Chairman of the Board, President and Chief
                               Executive Officer since 1987.

Richard A. Douville..........  Mr. Douville is Vice President and Treasurer,
                               and Chief Financial Officer, of Parent since
                               July, 1996; prior thereto, Vice President and
                               Treasurer since 1993.

Richard N. Granger...........  Mr. Granger is Vice President, Research and
                               Development of Parent. He has held such
                               position since 1993.

Thomas D. Guy................  Mr. Guy is Senior Vice President, Operations of
                               Parent. He has held such position since 1994.

Charles E. Johnson...........  Mr. Johnson is Vice President, Education of
                               Parent. He has held such position since 1994.

Turi Josefsen*...............  Executive Vice President and, since July, 1994
                               President, International Operations; prior
                               thereto, Executive Vice President and
                               President, Auto Suture Companies.

Douglas L. King*.............  President and Director, Smyth, Sanford & Gerard
                               Reinsurance Intermediaries, Inc., insurance and
                               reinsurance brokers. Director, Healthplex, Inc.
                               a dental administration service company, New
                               York, N.Y.


                                     PRINCIPAL OCCUPATION OR EMPLOYMENT,
   NAME                                   5-YEAR EMPLOYMENT HISTORY
   ----                              -----------------------------------

Robert A. Knarr..............  Mr. Knarr is Senior Vice President and General
                               Manager, U.S. and Canada of Parent. He has held
                               such position since 1994.

Pamela Komenda...............  Ms. Komenda is Corporate Secretary of Parent.
                               She has held such position since 1989.

William F. May*..............  Chairman of the Board, Statue of Liberty-Ellis
                               Island Foundation, Inc., New York, N.Y., since
                               1995, prior thereto, its Chairman and Chief
                               Executive Officer; Director, Salomon Inc, New
                               York, N.Y.; Trustee, University of Rochester;
                               Trustee, American Museum of Natural History;
                               Director, Lincoln Center; Trustee, Columbia
                               Presbyterian Hospital; Trustee, Committee for
                               Economic Development.

Louis J. Mazzarese...........  Mr. Mazzarese is Vice President, Quality and
                               Regulatory Affairs of Parent. He has held such
                               position since 1992.

Eitan Nahum..................  Mr. Nahum is Vice President, Strategic Planning
                               & Business Development of Parent. He has held
                               such position since 1995. Mr. Nahum is a
                               citizen of Israel.

Barry D. Romeril*............  Executive Vice President and Chief Financial
                               Officer, Xerox Corporation. Mr. Romeril is a
                               citizen of the United Kingdom.

Howard M. Rosenkrantz*.......  President and Chief Operating Officer since
                               July, 1996; prior thereto, Senior Vice
                               President, Finance and Chief Financial Officer
                               since 1992; prior thereto, Vice President,
                               Finance; Trustee, Committee for Economic
                               Development.

Joseph C. Scherpf............  Mr. Scherpf is Vice President and Controller of
                               Parent. He has held such position since 1984.

Jeffrey B. Sciallo...........  Mr. Sciallo is Vice President, Information
                               Services of Parent. He has held such position
                               since 1995.

Marianne Scipione*...........  Vice President, Corporate Communications since
                               1981; Member, Board of Trustees, Norwalk
                               Hospital Association, Director, The Norwalk
                               Community-Technical College Foundation, Inc.

John R. Silber*..............  President, Boston University; Director,
                               Seragen, Inc. and Mutual of America
                               Institutional Funds Inc.

Wilson F. Smith, Jr. ........  Mr. Smith is Vice President, Corporate Accounts
                               & Distribution of Parent. He has held such
                               position since 1995.


  The Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The business address, present principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

NAME                                                 POSITION WITH THE PURCHASER
- ----                                                 ---------------------------
Thomas R. Bremer....................................     Director, President
Richard A. Douville.................................     Director, Treasurer
Pamela Komenda......................................     Secretary

                                                                     SCHEDULE II

  TRANSACTIONS IN SHARES DURING THE PAST 60 DAYS BY THE PURCHASER AND PARENT

                                SHARES    PRICE
            TRANSACTION DATE   ACQUIRED PER SHARE
            ----------------   -------- ---------
            7-2-96               5,000    12.50
            7-8-96              75,000    12.88
            7-8-96              15,000    12.38
            7-8-96              25,000    12.25
            7-8-96              55,000    12.38
            7-8-96              45,000    12.44
            7-9-96              50,000    12.13
            7-10-96             35,000    12.00
            7-11-96             75,000    11.75
            7-12-96             10,000    10.38
            7-12-96             10,000    10.63
            7-12-96              5,000    11.00
            7-12-96             20,000    11.25
            7-12-96             20,000    11.38
            7-15-96             15,000    10.00
            7-15-96            100,000    10.13
            7-15-96             30,000    10.88
            7-15-96              5,000    10.00
            7-15-96              5,000    10.13
            7-23-96              5,000     8.88
            7-23-96             20,000     9.00
            7-23-96             30,000     9.13
            7-23-96             60,000     9.25
            7-24-96             10,000     8.88
            7-24-96             10,000     9.00
            7-25-96              5,000     9.00
            7-25-96              5,000     9.88
            7-25-96             10,000    10.13
            7-25-96             25,000    10.25
            7-25-96             10,000    10.38
            7-25-96             35,000    10.44
            7-26-96             25,000    10.50
            7-26-96             35,000    10.25
            7-26-96             45,000    10.38
            7-30-96             55,000     9.75
            7-31-96              5,000     9.75
            8-1-96               5,000    11.63
            8-1-96               5,100    12.00

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       THE DEPOSITARY FOR THE OFFER IS:

                    First Chicago Trust Company of New York

       By Mail:          Facsimile Transmission:      By Hand or By Overnight
                                                             Courier:



  Tenders & Exchanges         (201) 222-4720
 P.O. Box 2569--Suite               or                  Tenders & Exchanges
         4660                 (201) 222-4721              14 Wall Street
 Jersey City, New Jersey                            Suite 4680--8th Floor--CR
      07303-2559                                    New York, New York 10005


         Confirm Receipt of Notice of Guaranteed Delivery by Telephone
                                (201) 222-4707

  Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or the Dealer Manager as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          [LOGO OF KISSEL BLAKE INC.]
                                110 Wall Street
                           New York, New York 10005
                         Call Toll-Free (800) 554-7733
                 Brokers and Banks, please call (212) 344-6733

                     The Dealer Manager for the Offer is:

                             SALOMON BROTHERS INC
                           Seven World Trade Center
                           New York, New York 10048
                         (212) 783-7292 (Call Collect)